Exhibit 99.1

                                  PRESS RELEASE

                              PATHMARK STORES, INC.
                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008


FOR IMMEDIATE RELEASE                                CONTACT:  HARVEY M. GUTMAN
                                                                 (732) 499-4327

                     Pathmark Announces Executive Promotions
                     Scott Elected CEO and Vitrano President
                      Donald Accepts Position at Starbucks

--------------------------------------------------------------------------------

Carteret, NJ, October 16, 2002. Pathmark Stores, Inc. (Nasdaq: PTMK) announced today the election of Eileen Scott as CEO and a director and the election of Frank Vitrano as President and Chief Administrative Officer. Pathmark also announced that its current Chairman, President and CEO, Jim Donald, will leave the Company by the end of this month to join Starbucks as its President, North America.

Ms. Scott, 49, currently Executive Vice President, Store Operations, has held various senior level merchandising and operations positions in Pathmark during her 30-year career at the Company. Frank Vitrano, 47, currently Executive Vice President, Treasurer and CFO, has held various senior level financial positions at Pathmark during his 30-year career at the Company. Mr. Vitrano's title will be President, CAO & CFO, and he continues as a member of the Board of Directors.

Jim Donald has served in his current capacity since October 1996. Mr. Donald said, "Pathmark is an excellent franchise with outstanding associates and a strong market position--Pathmark is much stronger today than it was when I joined it 6 years ago. I have great confidence that the Pathmark team led by Eileen and Frank will build upon the progress we have made here at Pathmark."

Steven Volla, 55, a member of Pathmark's Board of Directors for the last 8 years, will become Pathmark's non-executive Chairman. Mr. Volla said, "I look forward to continuing to work with Eileen, Frank, and the fine Pathmark team. Jim, Eileen and Frank have done an exemplary job revitalizing and restructuring Pathmark. We thank Jim and wish him well as he moves on to a unique and compelling position with Starbucks." Mr. Volla was formerly Chairman of Primary Health Systems, Inc., a hospital management company from 1994-2001.

Pathmark will conduct a conference call at 2 p.m. (EDT) on October 17, 2002. The call may be accessed by dialing 877-241-6895. A replay of the call will be available for 48 hours after the completion of the call at 877-519-4471, Pass Code 3551771.

Pathmark Stores, Inc. operates 143 supermarkets in the New York-New Jersey and Philadelphia metropolitan areas.